EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in the Prospectus Supplements filed pursuant to Rule 424(b) dated September 26, 2007 to Registration Statement 333-133184 and Registration Statement 333-136297 on Form S-1 of Neiman Marcus, Inc. and subsidiaries of our reports dated September 21, 2007, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended July 28, 2007.

/s/ ERNST & YOUNG LLP

Dallas, Texas

September 21, 2007